Exhibit 10.9

EXECUTION COPY

JOINT DEVELOPMENT AND LICENSE AGREEMENT

THIS JOINT DEVELOPMENT AND LICENSE AGREEMENT (the “JDA” or “Agreement”) is made by and among BP BIOFUELS NORTH AMERICA LLC, a Delaware limited liability company (“BP”), with a principal place of business at 28100 Torch Parkway, Warrenville, IL 60555, VERENIUM BIOFUELS CORPORATION, a Delaware corporation (“Verenium”), with a principal place of business at 55 Cambridge Parkway, Cambridge, MA 02142, and GALAXY BIOFUELS LLC, a Delaware limited liability company (“SPE”), with a principal place of business at 28100 Torch Parkway, Warrenville, IL 60555, and is effective as of the Effective Date.

BACKGROUND

A. Verenium owns or has the right to sublicense to SPE the Verenium Background Technology relating to its cellulosic ethanol production processes and feedstocks used therein in the Field;

B. BP owns or has the right to sublicense to SPE the BP Background Technology relating to its cellulosic ethanol production processes and feedstocks used therein in the Field; and

C. Verenium, BP and SPE desire to enter into a collaborative arrangement pursuant to which BP and Verenium will engage in a joint development program with the objective of creating an improved cellulosic ethanol production process, referred to as the “SPE Technology Package,” as defined herein, through use and further development of the BP Background Technology, Verenium Background Technology and the Program Technology with a view toward exploiting the SPE Technology Package in the Field to design, construct, operate and maintain Plants utilizing the improved process on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Verenium, BP and SPE agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement and not otherwise defined herein will have the meaning set forth in Exhibit A.

ARTICLE 2

JOINT DEVELOPMENT PROGRAM

2.1 Performance of Joint Development Program. The parties hereby agree to establish the Joint Development Program with the objective of creating the SPE Technology Package through development of the BP Background Technology, Verenium Background Technology and the Program Technology and exploiting the SPE Technology Package in the Field to design, construct, operate and maintain Plants. Verenium and BP shall perform the Joint Development Program in accordance with this Agreement and the JDP Plan during the JDP Term, with the understanding that Verenium will initially be primarily responsible for performance of activities under the JDP Plan. The Joint Development Program will be conducted in accordance with the BP Capital Value Process.

2.2 Information Exchange. Each of Verenium and BP will keep one another reasonably informed as to discoveries and technical developments made in the course of performing the Joint Development Program, including by monthly reports and regular communications through the Technical Liaisons and the Joint Steering Committee. Each of Verenium and BP shall provide reasonable technical assistance to one another as reasonably necessary to enable performance of the Joint Development Program. From time to time thereafter during the JDP Term, each of Verenium and BP shall disclose to one another and to SPE the Program Technology developed in the course of the Joint Development Program. Each of BP and Verenium agrees to retain control over the Program Technology disclosed to it and further agrees not to transfer any Program Technology, or any portion thereof, to any Person except as permitted under this Agreement or the SPE Agreement. Without limiting the foregoing, Verenium will provide to BP, on behalf of SPE, the Deliverables. For the avoidance of doubt, (i) SPE shall solely and exclusively own all Deliverables, (ii) all Deliverables shall be Confidential Information of BP, Verenium and SPE and (iii) the delivery of the Deliverables by Verenium to BP as provided in the previous sentence shall not grant BP any right or license to practice or use the Deliverables that is not otherwise granted pursuant to the provisions of this Agreement.

2.3 Performance Standards. During the JDP Term, each of Verenium and BP will conduct the Joint Development Program in accordance with the JDP Plan, using commercially reasonable efforts to achieve the Milestones; provided that neither BP nor Verenium provides any warranty regarding achievement of the Milestones or success of the Joint Development Program. Verenium and BP shall conduct their respective activities under the Joint Development Program in good professional manner including diligent efforts with qualified personnel and in compliance in all material respects with the requirements of applicable laws and regulations. Verenium and BP will maintain facilities and resources reasonably necessary to carry out the activities to be performed by them pursuant to the JDP Plan. Verenium and BP will prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data with respect to activities conducted pursuant to the JDP Plan and, upon written request, will make legible copies thereof available to the other party and SPE. Such records shall be maintained in sufficient detail and in good scientific manner sufficient to establish dates of conception and reduction to practice of inventions. Upon reasonable advance notice, each party agrees to make its employees and consultants reasonably available at their respective places of employment to consult with the other party and SPE on technical issues arising under this Agreement during the JDP Term.

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2.4 Research Licenses.

2.4.1 By BP. Subject to the terms and conditions of this Agreement, BP hereby grants to Verenium and its Affiliates, during the JDP Term, a non-exclusive, worldwide, royalty-free license, without the right to sublicense, under the BP Background Technology solely to perform Verenium’s obligations under the JDP Plan.

2.4.2 By Verenium. Subject to the terms and conditions of this Agreement, Verenium hereby grants to BP and its Affiliates, during the JDP Term, a non-exclusive, worldwide, royalty-free license, without the right to sublicense, under the Verenium Background Technology solely to perform BP’s obligations under the JDP Plan. The license granted under this Section 2.4.2 shall include commercially reasonable access by BP to the Jennings Plants wherein such access is not less than or inconsistent with BP’s activities as set out by the JDP Plan in order to practice the license granted herein, subject to reasonable advance notice.

2.5 Subcontracts. In accordance with the terms of this Agreement, each of Verenium and BP may perform some of its obligations under the JDP Plan through one or more subcontractors, subject to prior approval of the Joint Steering Committee, provided that (a) none of the rights of BP, Verenium or SPE under this Agreement are diminished or otherwise adversely affected as a result of such subcontracting, and (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information which are substantially the same as those undertaken by the parties pursuant to Article 8. In the event Verenium or BP performs any of its obligations under the JDP Plan through a subcontractor, then that party will at all times be responsible for the performance and payment of such subcontractor.

2.6 Expenses. Except as otherwise specifically provided in this Agreement, (a) each party will bear all costs and expenses associated with its performance of the Joint Development Program, including amounts due its employees or consultants, regulatory fees and taxes; and (b) in no event will any party be liable for any expense incurred by any other party.

2.7 Materials Transfer. In connection with the Joint Development Program, the parties may develop and provide to one another certain Biological Materials for use as contemplated by this Agreement. Except as otherwise provided under this Agreement or any other agreement in writing between or among the parties, all such Biological Materials will remain the sole property of the supplying party, will be used only as permitted under this Agreement, and will be used in compliance with all applicable laws, rules and regulations. The Biological Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE BIOLOGICAL MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE BIOLOGICAL MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT RIGHTS OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

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2.8 Joint Steering Committee.

2.8.1 Formation. The parties hereby form a Joint Steering Committee that will oversee and manage the Joint Development Program and facilitate communications between the parties with respect to their activities under this Agreement.

2.8.2 Composition. The Joint Steering Committee will initially be comprised of two representatives of each of BP and Verenium. The initial members of the Joint Steering Committee for each party will be for BP: Ian Dobson, Business Technology Manager, BP Biofuels; and Colin Bird, Biofuels Biosciences Manager, BP Biofuels; and for Verenium: Trent Staats, Senior Director, Strategic Planning Group, Verenium Corporation and Kevin Gray, Senior Director, Biofuels Research and Development, Verenium Corporation. The number of representatives may be changed by action of the Joint Steering Committee, provided that there must always be an equal number of representatives of each of BP and Verenium. One representative of the Joint Steering Committee selected by Verenium shall act as the chairperson of the Joint Steering Committee. Each party may replace its Joint Steering Committee representatives and/or designated chairperson at any time upon written notice to the other party.

2.8.3 Joint Steering Committee Responsibilities. In addition to its overall responsibility for overseeing and managing the Joint Development Program, the Joint Steering Committee shall have the following responsibilities:

(a) allocate responsibilities between Verenium and BP in performing activities under the JDP Plan and determine appropriate resource allocations and timetables for such activities;

(b) manage and monitor the progress and results of the Joint Development Program and the parties’ diligence in carrying out their responsibilities thereunder, including establishing the timing, form and contents of reports and other communications prepared and delivered by the parties, any committee or subcommittee, the Technical Liaisons or any other Person pursuant to the Joint Development Program;

(c) review and approve any amendment to the JDP Plan, including program budgets;

(d) establish such subcommittees as the Joint Steering Committee deems necessary to oversee and manage the Joint Development Program or any other activities under this Agreement and otherwise achieve the objectives and intent of this Agreement, including the Joint Patent Subcommittee to be established under Section 7.3.1, and provide guidance to and oversight of such subcommittees;

(e) seek to resolve any dispute that any responsible subcommittee cannot resolve; and

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(f) such other responsibilities as set forth in this Agreement or as BP and Verenium otherwise agree in writing to delegate to the Joint Steering Committee.

The Joint Steering Committee shall not have any power to amend, modify, or waive compliance with this Agreement.

2.8.4 Meetings. The Joint Steering Committee shall meet at least four times per year during the JDP Term or at such greater frequency as the Joint Steering Committee agrees. Such meetings will occur on or about the third week of each calendar quarter and will be held at the principal offices of Verenium, or at such times and places otherwise agreed by the Joint Steering Committee representatives. Representatives may attend by videoconference, teleconference or in person, as convenient for such representative. Meetings of the Joint Steering Committee shall be effective only if an equal number of representatives of each of BP and Verenium are present or participating in such meeting. A reasonable number of additional representatives of each of BP and Verenium may attend meetings of the Joint Steering Committee in a non-voting capacity. Each of BP and Verenium will bear all of its own expenses associated with attendance of the Joint Steering Committee meetings. The responsibilities of the chairperson of the Joint Steering Committee will be: (i) proposing and circulating to the representatives an agenda for each meeting at least five business days prior to the date of such meeting, (ii) presiding over meetings, and (iii) preparing or having prepared written minutes of all Joint Steering Committee meetings, which minutes will describe reports regarding the status of the Joint Development Program, a summary of the results and progress to date, the issues requiring resolution, and the agreed resolution of issues, and other decisions made and actions taken by the Joint Steering Committee at such meeting. Meeting minutes will be sent to each member of the Joint Steering Committee for review and approval within 10 business days after a meeting and will be commented on or approved by the representatives of the Joint Steering Committee prior to the next meeting.

2.8.5 Decision-Making. Decisions of the Joint Steering Committee shall be made by unanimous approval, with the representatives of BP on the Joint Steering Committee collectively having one vote and the representatives of Verenium on the Joint Steering Committee collectively having one vote. If the members of the Joint Steering Committee cannot reach a unanimous decision after making commercially reasonable efforts to do so, then either party’s representative on the Joint Steering Committee may refer such dispute to the senior executives of BP and Verenium for resolution pursuant to Section 12.2; provided that any dispute regarding whether any Milestone has been achieved will be resolved by the dispute resolution procedure set forth in Section 11.2.1(b). However, for clarification, any dispute regarding (a) setting the Milestones, or (b) any obligation of BP to make payments for the Joint Development Program in amounts greater than the Joint Development Fees set forth in Section 6.2.1(a), shall be decided by written agreement of BP and Verenium and shall not be subject to arbitration under Section 12.4.

2.8.6 Milestone Completion. Verenium may at any time and from time to time formally submit to the Joint Steering Committee evidence clearly establishing completion of such Milestone. The Joint Steering Committee shall notify Verenium in writing within 15 days after such formal submission whether such Milestone was completed, was not completed or the Joint Steering Committee was unable to determine (or reach a decision) regarding whether the Milestone was completed.

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2.9 Technical Liaisons. Each of Verenium and BP will designate one or more employees to serve as technical liaison (each a “Technical Liaison”) for each of them under this Agreement and will notify each other party in writing of the identity and address of their respective Technical Liaisons. The Technical Liaison will be the primary interface for all issues under this Agreement relating to technology, will provide monthly reports to the Joint Steering Committee to communicate regularly regarding the status of the Joint Development Program. No Technical Liaison will be authorized to amend or waive any provision of this Agreement. Verenium and BP may each change its Technical Liaison at any time and from time to time during the term of this Agreement by notifying each other party and its Technical Liaison in writing. Each Technical Liaison may nominate a designee to act on its behalf by giving a similar notification.

2.10 Access to Jennings Plants. Verenium will provide access to the Jennings Plants pursuant to the licenses granted under Sections 2.4.2 and 3.1 for activities conducted under the JDP Plan. In addition, BP may request that Verenium provide BP access to the Jennings Plants for activities of BP outside of the JDP Plan, and Verenium concurs that it will grant such access (i) if such access will not interfere with the parties’ ability to conduct the JDP Plan or with other previously planned or reasonably anticipated Verenium uses, and (ii) subject to written agreement by BP and Verenium, which the parties will endeavor in good faith to create, regarding scope, disposition of intellectual property created in connection with such use, timing and duration of such access and reasonable payments by BP to Verenium for such access.

2.11 Verenium Existing Activities. The parties acknowledge that Verenium is engaged in activities other than development of the Verenium Background Technology in the Field, including the Verenium Existing Activities, and that, subject to any express limitations provided in this Agreement, such activities will continue without restriction throughout the JDP Term and thereafter.

2.12 JDP Plan. The parties have agreed on the initial JDP Plan, including the Milestones, and the timing for achievement thereof, pursuant to the Letter. The JDP Plan may be amended from time to time by the Joint Steering Committee. The parties expect to agree on additional details around the JDP Plan, and will endeavor in good faith to do so through their Joint Steering Committee representatives within 50 days after the Signature Date.

ARTICLE 3

LICENSE GRANTS TO SPE

3.1 Grant by Verenium.

3.1.1 License Grant. All licenses granted pursuant to this Section 3.1.1 are subject to the terms and conditions of this Agreement and to the terms of any licenses pursuant to which Verenium or any of its Affiliates has obtained rights to any Verenium Background Technology. Verenium hereby grants to SPE a worldwide, royalty-free (except to the extent provided by Section 5.2),

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license and sublicense under the Verenium Background Technology, which will remain in effect unless terminated pursuant to Section 11.2.3, for the purpose of granting rights to the SPE Technology Package to Project Companies (a) to use the Verenium Background Technology as part of the SPE Technology Package in the Field to design, construct, operate and maintain Plants using the Process and to offer for sale, sell, import or use the ethanol produced by the Process in the Plants, and (b) to the extent that Verenium has rights to do so, to use the Verenium Background Technology as part of the SPE Technology Package in the Extended Field to design, construct, operate and maintain Plants using the Process and to offer for sale, sell, import or use fuels other than ethanol produced by the Process in the Plant in the Extended Field, subject to Section 5.4. In addition, Verenium hereby grants to SPE a worldwide, royalty-free (except to the extent provided by Section 5.2), license and sublicense under the Verenium Background Technology, which will remain in effect unless terminated pursuant to Section 11.2.3, to further develop or have developed on its behalf the Verenium Background Technology in the Field pursuant to the JDP Plan, which license and sublicense shall be exercisable only in the event that Verenium does not perform its obligations under the Joint Development Program in accordance with this Agreement.

3.1.2 The licenses and sublicenses granted under Section 3.1.1 shall be non-exclusive; provided, that during the Limited Period, Verenium shall not use the (i) Verenium Background Technology, excluding Limited SEBU Technology, directly or indirectly in any technology development program in the Field, other than the Joint Development Program, and (ii) Limited SEBU Technology with any Third Party to carry out a joint development program in the Field (the “License Restrictions”). The “Limited Period” means the period beginning on the Effective Date and ending upon the earliest to occur of the following dates:

(a) the last day of the JDP Term if a proceeding for reorganization or dissolution of Verenium pursuant to the Bankruptcy Code has not been filed by such date,

(b) the date of termination of the Joint Development Program by BP other than due to a Verenium breach pursuant to Section 11.2.1(c), or by Verenium for a BP breach pursuant to Section 11.2.3,

(c) the date that is two years after the Effective Date unless the JDP Term is still in effect as of such date, and

(d) the date that the License Restrictions lapse pursuant to Section 11.2.2(a)(i).

Notwithstanding the License Restrictions, Verenium shall in no event be restricted from (i) engaging in the Verenium Existing Activities, (ii) co-investing in any Joint Project Company or Verenium Project Company with any Third Party, or (iii) participating in an advisory group, trade group, industry group or other similar interest group in the Field, whether for the purpose of lobbying, or funding research and development for the benefit of all members of such group or otherwise.

3.1.3 The licenses granted under Section 3.1.1 shall include access by SPE (and BP on behalf of SPE, as applicable) to the Jennings Plants consistent with the licenses granted herein and with the JDP Plan, subject to reasonable advance notice. Upon the

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Signature Date, Verenium will deliver to BP, on behalf of SPE, Technical Information within the Verenium Background Technology as of the Effective Date for use by SPE pursuant to the rights granted to it under this Section 3.1 with any additional Technical Information within the Verenium Background Technology as of the Effective Date to be provided promptly thereafter, but in no event later than 14 days after the Signature Date. To the extent Verenium has inadvertently excluded or omitted to include Verenium Background Technology, such Verenium Background Technology shall be delivered promptly upon discovery of such exclusion or omission. For the avoidance of doubt, the delivery of the Technical Information by Verenium to BP as provided herein shall not grant BP any right or license to practice or use any Verenium Background Technology. Without limiting the foregoing, on or within 30 days after the Signature Date, at BP’s expense, Verenium will deliver to a Third Party repository, reasonably acceptable to BP and Verenium, clones of all of the organisms within the Verenium Background Technology as of the date of such delivery that are required for the Process in the Field. Subject to Section 3.1.2, Verenium retains the right to use, and to enable its Affiliates and Third Parties to use the Verenium Background Technology for all purposes.

3.1.4 Sublicenses; Limitations. SPE may sublicense the rights granted to the Verenium Background Technology under this Section 3.1 only as permitted under Sections 5.3 and 5.4. Each sublicense of the Verenium Background Technology granted by SPE as permitted herein will contain provisions that (a) obligate sublicensees to SPE to at least the same extent that SPE is obligated to Verenium under this Agreement with respect to the Verenium Background Technology, (b) prohibit sublicensees from granting further sublicenses of the Verenium Background Technology except as permitted in writing by SPE, and (c) are no less favorable to any Third Party licensor than the provisions that govern the license of such Third Party licensor’s technology to Verenium. SPE shall provide Verenium and BP a copy of all such sublicense agreements. SPE agrees, and agrees to cause its Affiliates and sublicensees, not to practice any of the Verenium Background Technology except as expressly permitted pursuant to the license granted to SPE in Section 3.1 or any other written agreement between Verenium and SPE.

3.2 Grant by BP.

3.2.1 License Grant. All licenses granted pursuant to this Section 3.2.1 are subject to the terms and conditions of this Agreement and to the terms of any licenses pursuant to which BP has obtained rights to any BP Background Technology. Subject to the terms and conditions of this Agreement, during the Term, BP hereby grants to SPE a non-exclusive, worldwide, royalty-free license and sublicense under the BP Background Technology for the purpose of granting rights to the SPE Technology Package to Project Companies (a) to use the BP Background Technology as part of the SPE Technology Package in the Field to design, construct, operate and maintain Plants using the Process and to offer for sale, sell, import or use the ethanol produced by the Process in the Plants, and (b) to the extent that BP has rights to do so, to use the BP Background Technology as part of the SPE Technology Package in the Extended Field to design, construct, operate and maintain Plants using the Process to offer for sale, sell, import or use fuels other than ethanol produced by the Process in the Plant in the Extended Field, excluding Biobutanol. In addition, BP hereby grants to SPE a non-exclusive, worldwide, royalty-free license and sublicense under the BP Background Technology to further

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develop or have developed on its behalf the BP Background Technology pursuant to the JDP Plan, which license shall be exercisable only in the event that BP does not perform its obligations under the Joint Development Program in accordance with this Agreement. Upon the Signature Date, BP will deliver to SPE all Technical Information within the BP Background Technology as of the Effective Date, if any, for use by SPE pursuant to the rights granted to it under this Section 3.2. Subject to the terms of this Agreement, BP retains the right to use, and to enable its Affiliates and Third Parties to use the BP Background Technology for all purposes.

3.2.2 Sublicenses; Limitations. SPE may sublicense the rights granted to the BP Background Technology under this Section 3.2 only as permitted under Sections 5.3 and 5.4. Each sublicense of the BP Background Technology granted by SPE as permitted herein will contain provisions that (a) obligate sublicensees to SPE to at least the same extent that SPE is obligated to BP under this Agreement with respect to the BP Background Technology, (b) prohibit sublicensees from granting further sublicenses of the BP Background Technology except as permitted in writing by SPE, and (c) are no less favorable to any Third Party licensor than the provisions that govern the license of such Third Party licensor’s technology to Verenium. SPE shall provide BP and Verenium with a copy of all such sublicense agreements. SPE agrees, and agrees to cause its Affiliates and sublicensees, not to practice any of the BP Background Technology except as expressly permitted pursuant to the license granted to SPE in Section 3.2.1 or any other written agreement between BP and SPE.

3.3 Rights in Bankruptcy. The parties agree and acknowledge that the rights granted by this Agreement, including the rights under Sections 2.4, 3.1 and 3.2, are licenses of rights to “intellectual property” as such term is defined under Section 101 of the Title 11 of the United States Code, 11 U. S. C. §§ 101-1330, as now in effect or hereafter amended (the “Bankruptcy Code”). The parties further acknowledge and agree that each licensee under this Agreement shall retain and may fully exercise and enjoy all rights and elections available to it under the Bankruptcy Code including those rights under Section 365(n) of the Bankruptcy Code, as well as all other applicable laws and regulations. The parties further agree that in the event of the commencement of a bankruptcy proceeding under the Bankruptcy Code by or against a party that has licensed rights to intellectual property to the other party under this Agreement, such licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to such licensee upon such licensee’s written request upon any such commencement of a bankruptcy proceeding, unless such licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon rejection of this Agreement by or on behalf of such licensor.

3.4 No Implied Licenses. Nothing herein shall be construed as granting SPE, by implication, estoppel or otherwise, any license or other right to any Biological Materials, Patent Rights or Technical Information of Verenium other than as expressly granted under Section 3.1 or any license or other right to any Biological Materials, Patent Rights or Technical Information of BP other than as expressly granted under Section 3.2.

3.5 Materials Transfer. In connection with the licenses granted under Sections 3.1 and 3.2, Verenium and BP may provide to SPE certain Biological Materials for use as contemplated by this Agreement. Except as otherwise provided under this Agreement or any other agreement in writing between or among the parties, all such Biological Materials will remain the sole property of the

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supplying party, will be used only as permitted under this Agreement, and will be used in compliance with all applicable laws, rules and regulations. The Biological Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as expressly set forth herein, THE BIOLOGICAL MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE BIOLOGICAL MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT RIGHTS OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

3.6 Stewardship Requirements.

3.6.1 Verenium shall assess the risks posed by the development activities associated with Biological Materials within the Verenium Background Technology under the Joint Development Program and will not continue to develop any such Biological Materials that: (a) present any known human or animal safety or health risks; or (b) present any known material environmental, public acceptance or agronomic risks unless Verenium has designed and implemented a technical and/or risk management plan that reduces such known environmental, public acceptance or agronomic risks to acceptable levels.

3.6.2 Verenium shall consult with BP on all potential known human or animal safety or health risks under the Joint Development Program, and on the materiality of other identified risks affected by Section 3.6.1. If the parties cannot agree on the existence, nature, degree or materiality of an identified risk under the Joint Development Program, then the dispute shall be subject to dispute resolution under Article 12.

3.6.3 Verenium shall be responsible for obtaining all necessary approvals from producing and/or importing country governmental entities which may be required under applicable national and international law for the use of Biological Materials within the SPE Technology Package by SPE sublicensees, including all research and development and field testing if applicable of such Biological Materials, provided that all expenses incurred in connection with such activities shall be shared equally by BP and Verenium or borne by SPE, as determined by BP and Verenium.

3.6.4 In the event that transgenic Biological Materials developed under the Joint Development Program are intended to be commercialized through SPE, Verenium and BP will inform one another of applicable regulatory requirements prior to initiating regulatory studies. To the extent that the parties are engaged in research and development activities with Biological Materials or any gene component thereof as part of the Joint Development Program, the parties agree to cooperate in preparing information in respect of such gene or Biological Materials that is to be submitted for regulatory approval. This shall include review and consultation on study protocols developed for generating regulatory data before such data is generated, where the study or data may affect the development or commercialization of Biological Materials with that genetic material. Nothing in this Section 3.6, however, shall require that either party incur any expenses or create any data for the submission of the other’s Biological Materials.

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3.7 Kerry Agreement.

3.7.1 Obligations under Kerry Agreement. SPE agrees that the obligations to Kerry under Sections 3b, 3e, 4, 5, 6 and 8 of the Kerry Agreement are binding upon SPE as if SPE were a party thereto and that SPE shall require any licensee of the SPE Technology Package to agree that such obligations are also binding upon such licensee.

3.7.2 Cooperation. Verenium will not, without SPE’s prior consent, amend Section 3e of the Kerry Agreement. In the event of termination of the Kerry Agreement, Verenium will cooperate with SPE, as may be reasonably necessary or appropriate (including joining in any legal action as a party), to assist SPE in enforcing its rights under Section 3e of the Kerry Agreement.

3.8 Right to Sublicense UF Technology. SPE (at the sole election of BP) shall have the right to sublicense from Verenium the UF Technology on terms no less favorable to SPE than the terms on which Verenium licenses the UF Technology pursuant to the UF Agreement. If and when SPE sublicenses the UF Technology from Verenium pursuant to this Section 3.8, thereafter (a) each reference to Verenium Background Technology herein shall be deemed to include a reference to the UF Technology, (b) the obligations to UFRFI under Articles II, V, VII, VIII, IX, X, XII, XV, XVII and Section 13.8 of the UF Agreement will be binding upon SPE as if SPE were a party thereto and SPE shall require any licensee of the SPE Technology Package to agree that such obligations are also binding upon such licensee, and (c) in the event of termination of the UF Agreement, Verenium will cooperate with SPE, as may be reasonably necessary or appropriate (including joining in any legal action as a party), to assist SPE in enforcing its rights under Section 13.8 of the UF Agreement.

ARTICLE 4

ADDITIONAL AGREEMENTS

4.1 Access to Additional Technology. If BP or Verenium or any of their respective Affiliates Control rights to any Biological Materials, Patent Rights or Technical Information, other than the BP Background Technology or the Verenium Background Technology, as applicable, that would be useful in designing, constructing and operating Plants, BP or Verenium may offer SPE a non-exclusive, worldwide license and sublicense to such Biological Materials, Patent Rights and/or Technical Information for the purpose of granting rights to the SPE Technology Package to Project Companies to use the SPE Technology Package in the Field to design, construct, operate and maintain Plants using the Process and to offer for sale, sell, import or use the ethanol produced by the Process in the Plants, on commercially reasonable terms to be agreed in writing by SPE and BP or Verenium, as applicable.

4.2 Third Party Payments. Verenium will be responsible for any payments, other than those specified under Section 5.2, due to any Third Party licensor under any license to Verenium that constitutes part of the Verenium Background Technology and will make any payments determined to be due, so that such Third Party license is not materially adversely affected.

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4.3 Right of First Offer on Sale of Jennings Plants. In the event that Verenium, in its sole discretion, determines to sell its right, title and interest in any of its Jennings Plants, Verenium shall comply with the procedures set forth in this Section 4.3. Before Verenium offers to sell such Plant to any Third Party, it shall first give notice (the “Offer Notice”) to BP, stating (a) its bona fide intention to sell such Plant and (b) the price and terms, if any, upon which it proposes to sell such Plant. BP may, by providing written notice to Verenium within 30 days after the date of the Offer Notice (the “Offer Period”), notify Verenium whether it elects to purchase such Plant at the price and on the other terms specified in the Offer Notice. If BP notifies Verenium that it elects to purchase such Plant at the price and on the other terms specified in the Offer Notice by the end of the Offer Period, then BP and Verenium shall consummate such transaction within 60 days after the last day of the Offer Period (or such later date as agreed in writing by BP and Verenium). If (i) BP does not notify Verenium that it elects to purchase such Plant at the price and on the other terms specified in the Offer Notice by the end of the Offer Period, or (ii) BP notifies Verenium that it elects to purchase such Plant at the price and on the other terms specified in the Offer Notice by the end of the Offer Period but BP and Verenium do not consummate such transaction within 60 days after the last day of the Offer Period (or such later date as agreed in writing by BP and Verenium), then Verenium may sell such Plant on principal terms no more favorable in the aggregate to the purchaser than those set forth in the Offer Notice at any time within the 150-day period following the last day of the Offer Period (in the case of clause (i)) or within the 150-day period following the last day for consummation of such transaction by BP and Verenium (in the case of clause (ii)). If Verenium does not enter into an agreement for the sale of such Plant within such 150-day period, or if such agreement is not consummated within 60 days of the execution thereof, then Verenium shall not sell such Plant unless first reoffered to BP in accordance with this Section 4.3. Notwithstanding anything to the contrary herein, in no event shall this Section 4.3 apply to (x) any financing transaction by Verenium (including any sale-lease back transaction) using either or both of the Jennings Plants or (y) to any transaction involving the sale of all or substantially all of the business or assets of Verenium in the Field, whether by merger, reorganization, acquisition, sale, or otherwise, and as part of which Verenium’s interest in this Agreement is also being transferred or assigned pursuant to Section 13.3.1.

4.4 Supply Agreements. If Verenium or any of its Affiliates manufactures or has manufactured and separately supplies to Project Companies enzymes and/or organisms used with the SPE Technology Package at any commercial Plant, then Verenium agrees to make such enzymes and/or organisms available to such Project Companies on commercially reasonable terms not worse than those available to any Third Party other than the US government purchasing like kinds and quantities.

4.5 Verenium Parent Letter. Concurrently with the execution of this Agreement, Verenium Corporation, Verenium’s parent, and BP shall execute and deliver a letter regarding certain obligations related to this Agreement.

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ARTICLE 5

SPE ACTIVITIES

5.1 Commercial Plants. The parties intend that SPE will exploit the SPE Technology Package in the Field by licensing the SPE Technology Package to Project Companies for use in designing, constructing, operating and maintaining Plants in the following manner:

5.1.1 Establishment of Commercial Plants by a Joint Project Company. Following the Effective Date, BP and Verenium intend to use this Agreement as a foundation on which to negotiate the formation of a JVCo for the joint development of a series of commercial Plants employing the SPE Technology Package, including contractual arrangements with respect to one or more Joint Project Companies on terms to be mutually agreed by BP and Verenium or their Affiliates. Upon formation of the JVCo, Verenium will at the request of BP grant a sublicense to the UF Technology on the same terms and conditions as the sublicense of the UF Technology granted to SPE. SPE will grant to each Joint Project Company a license under Section 5.3 and/or Section 5.4, as applicable, on Project Terms mutually agreed by SPE and the Joint Project Company.

5.1.2 Establishment of Commercial Plants by a BP Project Company. BP may propose the design, construction, operation and/or maintenance of commercial Plants through a BP Project Company pursuant to a license to be granted by SPE as contemplated by this Agreement. SPE will grant to each such BP Project Company a license under Section 5.3 and/or Section 5.4, as applicable, on Project Terms mutually agreed by SPE and such BP Project Company. The parties agree that the Project Terms of such license to any BP Project Company will be negotiated in good faith by SPE and such BP Project Company to reflect commercially reasonable terms not worse than MFN Terms for the Field and/or the Extended Field, as applicable.

5.1.3 Establishment of Commercial Plants by a Verenium Project Company. Verenium may propose the design, construction, operation and/or maintenance of commercial Plants through a Verenium Project Company pursuant to a license to be granted by SPE as contemplated by this Agreement. SPE will grant to each such Verenium Project Company a license under Section 5.3 and/or Section 5.4, as applicable, on Project Terms mutually agreed by SPE and such Verenium Project Company. The parties agree that the Project Terms of such license to any Verenium Project Company will be negotiated in good faith by SPE and such Verenium Project Company to reflect commercially reasonable terms not worse than MFN Terms for the Field and/or the Extended Field, as applicable.

5.1.4 Establishment of Commercial Plants by Third Party Project Company. SPE may grant to any Third Party Project Company a license under Section 5.3 and/or Section 5.4, as applicable, on Project Terms mutually agreed by SPE and such Third Party Project Company.

5.2 SPE Payment Obligations. SPE shall be responsible for any payments due to any Third Party as a result of any license, sublicense or other right granted by SPE of all or any part of the SPE Technology Package, including any payment(s) required as a result of such grant by SPE to be made to any Third Party under a license to Verenium of part of the Verenium Background Technology.

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5.3 Permitted Uses in the Field. Except as provided in Section 5.4 and Section 5.5.1, SPE may only license the SPE Technology Package in the Field pursuant to a written agreement (a) on a non-exclusive basis, (b) to design, construct, operate and maintain Plants using the Process and to offer for sale, sell, import or use the ethanol produced by the Process in the Plants, and (c) on Project Terms approved by SPE. Without limiting the foregoing, SPE may not license or sublicense all or any portion of the BP Background Technology, Verenium Background Technology or Program Technology except as part of the SPE Technology Package for use in the Field in accordance with this Section 5.3 and except as provided in Section 5.5.1. Nothing in this Section 5.3 is intended to (i) prevent a Project Company from using the SPE Technology Package licensed to such Project Company by SPE with Third Party technology in the Field; provided that any Joint Project Company, BP Project Company or Verenium Project Company will consider in good faith whether to recommend that such Third Party technology be licensed by SPE and made part of the SPE Technology Package or (ii) to limit SPE’s right to license and sublicense under the Verenium Background Technology to further develop the Verenium Background Technology in the Field pursuant to the JDP Plan under Section 3.1.1.

5.4 Permitted Uses in the Extended Field. SPE may license the SPE Technology Package or all or any portion of the Program Technology separate from the rest of the SPE Technology Package (excluding any part of the SPE Technology Package or Program Technology, as applicable, that SPE does not have the right to license in the Extended Field), in either case for use in the Extended Field pursuant to a written agreement (a) on a non-exclusive basis, (b) to design, construct, operate and maintain Plants using the Process and to offer for sale, sell, import or use a fuel other than ethanol produced by the Process in the Plants; provided that any license to any Project Company other than a BP Project Company may not grant rights for the purpose of designing, constructing, operating and maintaining a Plant for the production of Biobutanol unless otherwise agreed in writing by BP, and (c) on Project Terms approved by SPE. Nothing in this Section 5.4 (subject to the limitation with respect to Biobutanol in subsection (b) hereof) is intended to prevent a Project Company from using the SPE Technology Package or Program Technology separate from the rest of the SPE Technology Package licensed to such Project Company by SPE with Third Party technology in the Extended Field; provided that any Joint Project Company, BP Project Company or Verenium Project Company will consider in good faith whether to recommend that such Third Party technology be licensed by SPE and made part of the SPE Technology Package.

5.5 Licenses of Program Technology Outside of the Field and the Extended Field.

5.5.1 Grant to Verenium for Specialty Enzymes Business. SPE hereby grants to Verenium a non-exclusive, worldwide, royalty-free license, with the right to sublicense through multiple tiers of sublicense, to the Program Technology for use in the Specialty Enzymes Business outside the Field and the Extended Field. Upon the SPE’s election, SPE may grant to the Specialty Enzymes Business a non-exclusive, worldwide license to portions of the Program Technology for use in the Field on terms mutually agreed by SPE and the Specialty Enzymes Business. SPE will grant to the Specialty Enzymes Business a non-exclusive, worldwide

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license to portions of the Program Technology for use in the Extended Field (except for the production of Biobutanol) on terms mutually agreed by SPE and the Specialty Enzymes Business. The parties agree that the terms of any such licenses will be negotiated in good faith by SPE and the Specialty Enzymes Business to reflect commercially reasonable terms not worse than MFN Terms for the Field or the Extended Field, as applicable.

5.5.2 Other Licenses.

(a) SPE will license all or any portion of the Program Technology (excluding any part of the Program Technology that SPE does not have the right to license outside the Field and the Extended Field) for use outside the Field and the Extended Field to BP and any of its Affiliates, and Verenium and any of its Affiliates, pursuant to a written agreement (i) on a non-exclusive, worldwide basis, with rights to sublicense, and (ii) on economic terms approved by SPE. The parties agree that the terms of any license under this Section 5.5.2(a) will be negotiated in good faith by SPE and the applicable licensee to reflect commercially reasonable terms.

(b) SPE may license any Third Parties, pursuant to a written agreement on a non-exclusive basis and on other terms approved by SPE.

5.5.3 Use of Third Party Technology. Nothing in this Section 5.5 is intended to prevent a licensee from using the Program Technology licensed to such licensee by SPE with Third Party technology outside the Field and the Extended Field.

ARTICLE 6

CONSIDERATION

6.1 SPE Ownership Interest. SPE will issue to each of BP and Verenium a 50% ownership interest in SPE pursuant to the SPE Agreement.

6.2 Consideration to Verenium. In consideration of Verenium’s performance of its obligations under this Agreement, including the performance by Verenium of the Joint Development Program, the additional agreements made by Verenium under Article 4 of this Agreement, and the transfer of Verenium Background Technology and the license and sublicense of Verenium Background Technology under Article 3 of this Agreement:

6.2.1 Payments.

(a) Transaction Fees. BP will make the following unconditional and non-refundable payments to Verenium on behalf of SPE for performance of Verenium’s other obligations under this Agreement, a total of $45,000,000 (the “Transaction Fees”) payable to Verenium as follows:

(i) $24,500,000 payable within 10 days after the Signature Date;

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(ii) $6,500,000 on January 2, 2009, which payment shall be payable regardless of whether the Joint Development Program remains in effect as of such date; and

(iii) $14,000,000 on July 1, 2009, which payment shall be payable regardless of whether the Joint Development Program remains in effect as of such date.

(b) Joint Development Fees. BP will make the following non-refundable payments to Verenium for performance of Verenium’s obligations under the Joint Development Program, fees (the “Joint Development Fees”) payable to Verenium during the Initial JDP Term as follows:

(i) $15,000,000 on January 2, 2009, representing payments of $2,500,000 per month for the months of August 2008 through and including January 2009; and

(ii) beginning February 2, 2009 and on the first business day of each month thereafter during the Initial JDP Term, $2,500,000.

6.2.2 Payment Obligation. The payment set forth in Section 6.2.1(b)(i) shall be paid by BP to Verenium in full; provided however, if the Initial JDP Term has ended prior to January 2, 2009, the amount payable shall be an amount equal to $2,500,000 for each month of the Initial JDP Term (pro-rated for partial months). The amounts payable pursuant to Section 6.2.1(b)(ii) will be payable only during the Initial JDP Term, provided that if the Initial JDP Term has not expired or been terminated, such payments will be required notwithstanding the completion of Verenium’s obligations or achievement of the Milestones under the JDP Plan prior to the end of the Initial JDP Term.

6.2.3 Other Financial Matters.

(a) During the JDP Term, Verenium shall provide to BP, no later than 20 days after the end of each month and 40 days after the end of each fiscal quarter, updated reports disclosing Verenium’s costs and spending related to the JDP Plan during the previous month or fiscal quarter, as applicable, and the year to date. Verenium shall provide to BP annually a copy of the annual audited financial statements of Verenium Corporation.

(b) BP will submit to the Joint Steering Committee a report of actual costs incurred by BP in performing its obligations under the Joint Development Program in accordance with the JDP Plan. BP may credit 50% of any such actual costs incurred by BP in accordance with a budget pre-approved by the Joint Steering Committee or as otherwise approved by the Joint Steering Committee in carrying out its obligations under the JDP Plan against any remaining payments to be made under Section 6.2.1(b)(ii).

6.3 Audit Rights. BP may request an audit of Verenium’s costs and spending related to the JDP Plan in accordance with this Section 6.3, and Verenium will cooperate with BP in connection with such audit. Such audit shall be conducted upon reasonable advance notice, during Verenium’s regular business hours, and in accordance with applicable laws, reasonable security requirements and the following guidelines and restrictions: (a) the audit shall be conducted by independent auditors selected by BP and reasonably acceptable to Verenium; (b) Verenium may have an employee or representative present at all times during the audit; (c) BP will be

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entitled to review only those records of Verenium and its Affiliates related to the Joint Development Program; and (d) such audit will not be conducted more than once in any 12-month period unless material discrepancies from reported numbers are identified, in which case another audit will be allowed during the 12 month period. All Verenium information obtained or learned by the auditors in any audit will be treated as Confidential Information of Verenium. The auditors will report to BP only the reconciliation of Verenium’s costs and spending related to the JDP Plan as audited against the financial information for the relevant period provided by Verenium pursuant to Section 6.2.3(a). Each party shall be responsible for the out-of-pocket costs and expenses incurred by it in connection with such audits.

6.4 Payment Terms. All payments required to be made to Verenium hereunder will be made by wire transfer of immediately available funds delivered to the U.S. bank account identified in writing by Verenium. All payments will be stated and paid in U.S. Dollars. Any payment made after the date such payment is due and payable shall bear interest as of the day after the date such payment was due and payable and shall continue to accrue such interest until such payment is made at the lesser of the prime rate as reported by Citibank, New York, New York (or its successor in interest) plus 2%, or the maximum rate permitted by law, calculated on the number of days such payment is delinquent, compounded monthly. The payment of such interest shall not limit the party to whom such payment is due from exercising any other rights it may have as a consequence of the lateness of any such payment.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1 Background Technology.

7.1.1 Verenium Background Technology. Neither this Agreement nor the SPE Agreement conveys to SPE or BP any ownership rights in any Verenium Background Technology by implication, estoppel or otherwise. As between Verenium, on the one hand, and SPE and/or BP on the other hand, title to the Verenium Background Technology will at all times remain vested in Verenium, Verenium will have the sole right to prepare, file, prosecute and maintain Patent Rights and other intellectual property rights within the Verenium Background Technology, and Verenium retains the right to authorize other licensees and sublicensees with respect to the Verenium Background Technology not inconsistent with Section 3.1.2. Except as explicitly set forth in this Agreement, each of SPE and BP agrees that it will not claim or assert any right, title or interest in or to any such Verenium Background Technology as a result of or in connection with the relationships created under this Agreement or the SPE Agreement.

7.1.2 BP Background Technology. Neither this Agreement nor the SPE Agreement conveys to SPE or Verenium any ownership rights in any BP Background Technology by implication, estoppel or otherwise. As between BP, on the one hand, and SPE and/or Verenium on the other hand, title to the BP Background Technology will at all times remain vested in BP, BP will have the sole right to prepare, file, prosecute and maintain Patent Rights and other intellectual property rights within the BP Background Technology, and BP retains the right to authorize other licensees and sublicensees with respect to the BP Background Technology.

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Except as explicitly set forth in this Agreement, each of SPE and Verenium agrees that it will not claim or assert any right, title or interest in or to any such BP Background Technology as a result of or in connection with the relationships created under this Agreement or the SPE Agreement.

7.1.3 Notice of Improvements. Verenium and BP will each notify the other parties in writing of any Improvements to the Verenium Background Technology and the BP Background Technology as they arise during the JDP Term that are subject to licenses set forth in Sections 3.1 and 3.2.

7.2 Program Technology.

7.2.1 Ownership by SPE. As among Verenium, BP and SPE and except as otherwise provided in this Agreement, all right, title and interest in and to the Program Technology will at all times be vested in SPE.

7.2.2 Notice and Assignment. During the JDP Term, Verenium shall promptly notify BP and SPE of any Program Technology developed solely by or on behalf of Verenium, BP shall promptly notify Verenium and SPE of any Program Technology developed solely by or on behalf of BP, and Verenium and BP shall promptly notify one another and SPE of any Program Technology developed jointly by or on behalf of Verenium and BP. Verenium hereby assigns to SPE any and all rights Verenium has or may acquire in Program Technology, or if assignment is not permitted by law, waives such rights or grants to SPE an exclusive, fully paid, perpetual irrevocable, worldwide license under such rights for any and all purposes. BP hereby assigns to SPE any and all rights BP has or may acquire in Program Technology, or if assignment is not permitted by law, waives such rights or grants to SPE an exclusive, fully paid, perpetual irrevocable, worldwide license under such rights for any and all purposes. Each of Verenium and BP agrees to execute any assignment or other documents reasonably necessary to convey to SPE any right, title or other interest to Program Technology as necessary to effect the ownership of Program Technology by SPE, and, upon request, will assist in connection with the preparation and prosecution of any application for intellectual property rights relating to or included in the Program Technology owned by SPE pursuant hereto.

7.3 Filing, Prosecution and Maintenance for Program Technology.

7.3.1 Joint Patent Subcommittee. The Joint Steering Committee will establish a Joint Patent Subcommittee to facilitate decisions regarding filing, prosecution and maintenance of any Program Rights. The Joint Patent Subcommittee shall be composed of an equal number of representatives appointed by BP and by Verenium, respectively (which may include internal or external patent counsel and may include commercial representatives). BP and Verenium may each replace its Joint Patent Subcommittee representatives at any time, upon written notice to the other party. The representatives of BP on the Joint Patent Subcommittee shall collectively have one vote and the representatives of Verenium on the Joint Patent Subcommittee shall collectively have one vote in connection with any matter to be determined by the Joint Patent Subcommittee. All decisions of the Joint Patent Subcommittee shall be unanimous and shall be made in accordance with the provisions of this Section 7.3. In the event that the members of the Joint Patent Subcommittee cannot reach a unanimous decision after commercially reasonable efforts to do so, then the dispute shall be referred to the Joint Steering Committee for resolution.

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7.3.2 Filing, Prosecution and Maintenance. The Joint Patent Subcommittee shall determine whether BP or Verenium shall be the Lead Party with respect to any given Program Rights, using patent counsel selected by the Lead Party and reasonably acceptable to the Other Party. The Joint Patent Subcommittee may change the Lead Party at any time. The Lead Party shall consult with and follow the guidance of the Joint Patent Subcommittee as to the preparation, filing, prosecution and maintenance of Program Rights reasonably prior to any deadline or action with the applicable patent office, and shall furnish to the Joint Patent Subcommittee copies of all relevant documents reasonably in advance of such consultation. The Joint Patent Subcommittee shall determine in which jurisdictions to make filings for Program Rights, and how to proceed in response to any request for, or filing or declaration of, any interference, opposition or reexamination relating to any Program Rights. If the Joint Patent Subcommittee declines to authorize filing, prosecution, or maintenance of a patent application or patent falling within Program Rights, a party that provided the nondeclining vote may proceed, at its sole discretion and expense to file, prosecute, and maintain such patent applications or patents, which expenses shall be deemed additional capital contributions to SPE. In such case SPE shall execute or cause to be executed all patent applications and other papers relating to such patent application or patent which the nondeclining party deems necessary or proper to further the filing, prosecution, and maintenance of such Program Rights.

7.3.3 Expenses. All costs associated with filing, prosecuting, issuing and maintaining Program Rights, including interference, opposition, reexamination and reissue actions with respect to Program Rights, shall be borne by SPE.

7.3.4 Liability. Both BP and Verenium release each other from liability, costs and expenses from any error or omission in preparing, filing, prosecution and maintaining patent applications and patents within the scope of Program Rights, provided the party in question has acted in good faith.

7.4 Infringement and Misappropriation.

7.4.1 Notice. Each party will promptly inform the other parties in writing of any potential or actual infringement or misappropriation, of which it has knowledge, of the Verenium Background Technology, BP Background Technology or the Program Technology, by one or more Persons and will provide the other parties with readily-available information relating to such infringement or misappropriation. After any such aforementioned notice, the Joint Patent Subcommittee will promptly meet to determine the appropriate course of action. Considering in good faith the guidance of the Joint Patent Subcommittee, (a) with respect to the Verenium Background Technology, Verenium will promptly notify BP and SPE of its intended course of action with respect to any potential or actual infringement or misappropriation of the Verenium Background Technology, which Verenium shall determine in its sole discretion; and (b) with respect to the BP Background Technology, BP will promptly notify Verenium and SPE of its intended course of action with respect to any potential or actual infringement or misappropriation of the BP Background Technology, which BP shall determine in its sole discretion. The Joint Patent Subcommittee shall determine the intended course of action with respect to any potential or actual infringement or misappropriation of the Program Technology.

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7.4.2 Other Expenses. BP and Verenium shall share equally the costs of any action or proceeding with respect to the infringement or misappropriation of (a) Program Technology, unless otherwise agreed in writing by BP and Verenium, and (b) if mutually agreed by BP and Verenium, the BP Background Technology or the Verenium Background Technology in the Field, and any recovery obtained by any of Verenium, BP or SPE in connection with or as a result of any such action or proceeding, whether by settlement or otherwise, shall first be applied to reimburse the costs and expenses of BP and/or Verenium with respect to such action or proceeding, and any amounts remaining after such reimbursement shall belong to SPE. Neither BP nor Verenium shall settle any action regarding the Program Technology without the prior written consent of the other party, which shall not be unreasonably withheld.

7.4.3 Kerry Agreement. It is understood that Verenium is subject to certain obligations in respect of infringement matters concerning certain Patent Rights included in the Verenium Background Technology under the terms of the Kerry Agreement, and to the extent that anything in this Section 7.4 conflicts with the Kerry Agreement, the Kerry Agreement will control.

7.5 Joint Patent Subcommittee Review; Expenses. The Joint Patent Subcommittee shall review any freedom to operate opinion obtained on behalf of one or more of BP, Verenium or SPE with respect to the SPE Technology Package or any portion thereof and shall determine the intended course of action in light of such opinion. In the event that prior to initial implementation of the SPE Technology Package the Joint Patent Subcommittee determines, in light of such opinion or any claim of infringement by a Third Party, to conduct work to modify any of the organisms included in the current implementation (Generation I) of the Verenium Background Technology in order to avoid such infringement or to license in technology for the infringement to be avoided due to a reasonable probability of a clearly identified potential infringement of an existing Third Party patent, then Verenium shall bear the expenses of conducting such work according to the budget for such work determined by the Joint Patent Subcommittee or the cost of any such license.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality Obligations. For so long as either this Agreement or the SPE Agreement remains in effect and for 20 years thereafter, each party in its capacity as a Receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement or the SPE Agreement any Confidential Information that is owned by the Disclosing Party or furnished to the Receiving Party by the Disclosing Party. The Receiving Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement and the SPE Agreement. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any

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unauthorized use of the Confidential Information. Each party represents and warrants that it has obtained or will obtain written agreements from each of its employees and consultants who perform work under the Joint Development Program, which agreements will obligate such persons to similar obligations of confidentiality and non-use and to assign to such party all Inventions.

8.2 Exceptions. The obligations set forth in Section 8.1 shall not apply to any portion of Confidential Information which the Receiving Party can prove by competent evidence:

8.2.1 is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement, generally known or available;

8.2.2 is known by the Receiving Party at the time of receiving such information as evidenced by documentation pre-dating disclosure to the Receiving Party by the Disclosing Party;

8.2.3 is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or

8.2.4 was independently developed by the Receiving Party without reference to information provided by the Disclosing Party, as evidenced by clear documentation.

8.3 Authorized Disclosure. The Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or the SPE Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

8.3.1 exercising the rights and performing the obligations of the Receiving Party under this Agreement or the SPE Agreement, including performing the Joint Development Program and/or filing or prosecuting Patent Rights as permitted by this Agreement or the SPE Agreement;

8.3.2 prosecuting or defending litigation as permitted by this Agreement or the SPE Agreement;

8.3.3 complying with applicable laws and regulations;

8.3.4 disclosure to its Affiliates and its and their employees, agents, and consultants only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement or the SPE Agreement, provided that each disclosee must be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article 8 prior to any such disclosure; or

8.3.5 disclosure to any bona fide potential investor, investment banker, acquirer, merger partner, or other potential financial partner; provided that in connection with such disclosure, the Disclosing Party shall inform each disclosee of the confidential nature of such Confidential Information and use reasonable efforts to cause each disclosee to treat such Confidential Information as confidential.

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Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.3.2 or 8.3.3, it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

8.4 Public Announcements. Verenium and/or BP may, by mutual written agreement, issue a press release announcing the execution of this Agreement, which shall be substantially in a form approved by the parties prior to execution of this Agreement. Except with respect to such initial release or as otherwise required by applicable laws or regulations or the rules of any exchange on which the securities of a party are listed for trading, no party shall issue an additional press release or public announcement relating to this Agreement or the SPE Agreement without the prior written approval of BP and Verenium, which shall not be withheld unreasonably. In connection with any filing of either this Agreement or the SPE Agreement if required to comply with the disclosure requirements of the Securities and Exchange Commission or comparable regulatory agency or any stock exchange upon which securities of a party are listed, Verenium and BP shall consult with one another concerning which terms of this Agreement and the SPE Agreement shall be requested to be redacted in any public disclosure of this Agreement or the SPE Agreement by the applicable regulatory agency. In the event that any party wishes to refer to any other party or the transactions under this Agreement and the SPE Agreement in promotional or other communications with prospective customers and investors, such party shall first provide the other party with advance notice of such proposed disclosure and the form, substance and intended use of such proposed disclosure and obtain the prior written approval of the other party to the form, substance and intended use of such proposed disclosure. For purposes of clarification, after a party has obtained the other party’s written approval of the form, substance and intended use of a particular reference, no further approval of the other party will be required for inclusion of the same reference in future communications that are intended for the same use.

8.5 Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that would result to the Disclosing Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 8. In addition to all other remedies, the Disclosing Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 8.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 Representations and Warranties of Verenium. Verenium represents and warrants to BP as of the Effective Date:

9.1.1 Verenium (a) is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction, and (b) has all requisite corporate power and authority to enter into this Agreement and the SPE Agreement.

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9.1.2 Each of this Agreement and the SPE Agreement is a valid and binding obligation of Verenium enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.1.3 Verenium owns or otherwise has the right to permit the licensing of the Verenium Background Technology as contemplated by this Agreement.

9.1.4 There are no pending legal actions of which Verenium has received written notice with respect to the Verenium Background Technology, and Verenium has not received written notice of any pending or threatened claims or litigation seeking to invalidate any Patent Rights within the Verenium Background Technology or claiming that the practice of the Verenium Background Technology infringes the intellectual property rights of any Third Party.

9.1.5 The Verenium Background Technology includes all Biological Materials, Patent Rights and Technical Information Controlled by Verenium or any its Affiliates that Verenium uses in performing Verenium’s process in the Field.

9.1.6 Other than incidental noncompliance, Verenium’s use of the organisms included in the Verenium Background Technology has been in compliance with applicable laws and regulations related to stewardship of genetically modified organisms.

9.1.7 There are no material royalties to be paid to Third Parties for the use of the Verenium Background Technology except for royalties to be paid pursuant to the Kerry Agreement and the UF Agreement.

9.1.8 Verenium is not currently in negotiations with any Third Party regarding the sale of all or substantially all of the business or assets of Verenium, whether by merger, reorganization, acquisition, sale, or otherwise.

9.1.9 Verenium represents that it has insurance policies providing all coverage, and having all terms, required by Section 10.3 of this Agreement.

9.1.10 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9.1, VERENIUM EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES BASED UPON COURSE OF DEALING OR TRADE USAGE.

9.2 Representations and Warranties of BP. BP represents and warrants to Verenium as of the Effective Date:

9.2.1 BP (a) is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction, and (b) has all requisite corporate power and authority to enter into this Agreement and the SPE Agreement.

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9.2.2 Each of this Agreement and the SPE Agreement is a valid and binding obligation of BP enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.2.3 BP owns or otherwise has the right to permit the licensing of the BP Background Technology as contemplated by this Agreement.

9.2.4 There are no pending legal actions of which BP has received written notice with respect to the BP Background Technology, and BP has not received written notice of any pending or threatened claims or litigation claiming that the practice of the BP Background Technology infringes the intellectual property rights of any Third Party.

9.2.5 Neither BP nor any of its Affiliates is a party to, or in the process of negotiating, any joint development agreement of similar scope for the development of technology in the Field. Research agreements with academic institutions do not fall within the scope of this representation.

9.2.6 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9.2, BP EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES BASED UPON COURSE OF DEALING OR TRADE USAGE.

ARTICLE 10

RISK ALLOCATION

10.1 Indemnification.

10.1.1 By Verenium. Verenium hereby agrees to defend, indemnify and hold harmless the BP Indemnitees from and against any Losses incurred by the BP Indemnitees as a result of any Claim arising from or related to (a) any material breach of the representations, warranties or other obligations of Verenium under this Agreement; and (b) any negligence or intentional misconduct by Verenium or its employees, agents or representatives in performing its rights or obligations under this Agreement. The foregoing indemnification action will not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose as a result of any BP Indemnitee’s negligence, intentional misconduct or breach of this Agreement.

10.1.2 By BP. BP hereby agrees to defend, indemnify and hold harmless the Verenium Indemnitees from and against any Losses incurred by the Verenium Indemnitees as a result of any Claim arising from or related to (a) any material breach of the representations, warranties or other obligations of BP under this Agreement; and (b) any negligence or intentional misconduct by BP

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or its employees, agents or representatives in performing its rights or obligations under this Agreement. The foregoing indemnification action will not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose as a result of any Verenium Indemnitee’s negligence, intentional misconduct or breach of this Agreement.

10.2 Procedure. To receive the benefit of indemnification under Section 10.1, the Indemnitees must (a) promptly provide notification of the claim and reasonable cooperation to the Indemnitor; provided that failure to promptly notify Indemnitor will not limit the claim for indemnification hereunder except to the extent that such failure actually prejudices Indemnitor; (b) tender to Indemnitor complete control of the defense, settlement and compromise of the claim; provided that Indemnitor will not settle any such claim without the consent of Indemnitee unless a full release of Indemnitee is obtained from all Third Party claimants; and (c) not make any admissions to any Third Party regarding the claim or settle any indemnified claim except as approved by Indemnitor in writing or as required by applicable law. Any Indemnitee may participate in its defense at its own cost and expense and Indemnitor will consult with Indemnitee in connection with defense and settlement. The foregoing states the entire liability of the applicable Indemnitor in respect of any Claim. Nothing contained in this provision or this Agreement or the SPE Agreement is, however, intended to require Indemnitor to pay to any Indemnitee any amount other than (i) for the costs of Indemnitee’s defense, if Indemnitor elects not to defend; and (ii) such amounts actually paid by Indemnitee to the Third Party claimant, if Indemnitor fails to pay the Third Party claimant directly for any settlement approved by Indemnitor or any finally awarded judgment in favor of the Third Party claimant.

10.3 Insurance. Each party will procure and maintain insurance or, in the case of BP, self-insurance in the same manner generally provided on behalf of BP Affiliates, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during the Term. It is understood that such insurance will not be construed to create a limit of either party’s liability with respect to its indemnification obligations under this Article 10. Each party will provide the other parties with written evidence of such insurance or self-insurance upon request. Each party will provide any other party with written notice at least 15 days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the such other party hereunder. If such party does not obtain replacement insurance or take other measures that allow it to provide comparable coverage within such 15-day period, such other party will have the right to terminate this Agreement effective at the end of such 15-day period without notice or any additional waiting periods.

10.4 LIMITATION OF LIABILITY. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 8 OR AS OTHERWISE PROVIDED IN SECTION 10.1 WITH RESPECT TO THIRD PARTY CLAIMS, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF

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LIABILITY. IN NO EVENT SHALL PAYMENTS PAYABLE UNDER ARTICLE 6 BE CONSIDERED LOST PROFITS OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES FOR PURPOSES OF THIS SECTION 10.4.

ARTICLE 11

TERM AND TERMINATION

11.1 Term.

11.1.1 Term of the Joint Development Program. The term of the Joint Development Program (the “JDP Term”) shall begin upon the Effective Date and, unless terminated in accordance with Section 11.2 of this Agreement, shall end on the last day of the Initial JDP Term, unless extended for one or more successive 12-month periods, subject to mutual written agreement of BP and Verenium on the JDP Plan, joint funding and payment terms during any such extended term. BP and Verenium will meet approximately six months prior to the expiration of the then-current JDP Term to negotiate in good faith the JDP Plan, joint funding and payment terms for the next 12-month period. Following expiration of the JDP Term, (a) this Agreement and the licenses granted pursuant to Article 3 shall remain in effect as provided in Section 11.3 unless otherwise terminated in accordance with Section 11.2.3 of this Agreement and (b) the SPE Agreement will remain in effect in accordance with its terms.

11.1.2 Term of this Agreement. The term of this Agreement (the “Term”) shall begin upon the Effective Date and end upon termination of this Agreement in accordance with Section 11.2.3 of this Agreement.

11.2 Termination.

11.2.1 Termination of Joint Development Program.

(a) BP may terminate the Joint Development Program effective at the end of the Initial JDP Term by giving not less than 90 days’ prior written notice to Verenium.

(b) BP may terminate the Joint Development Program effective three business days following delivery of written notice to Verenium, if any Milestone under the JDP Plan is not achieved by the “Milestone Date” specified in Exhibit A to the JDP Plan for achievement of such Milestone (or such later date for achievement of such Milestone as is agreed in writing by BP and Verenium) (the “Milestone Date”); provided, that such termination notice must be given before such Milestone is actually accomplished, and in any event within 45 days of the Milestone Date; and provided further that if, prior to the date that such termination would become effective, Verenium provides written notice to BP that it disputes BP’s assertion of non-achievement of such Milestone, the parties shall submit to the Independent Expert (i) the Milestone, (ii) the information that Verenium submitted to the Joint Steering Committee regarding achievement of such Milestone and (iii) such other information as may be requested by the Independent Expert within seven days of the initial submission. Based upon such information, the Independent Expert shall determine within 15 days after receiving such information whether there is evidence clearly establishing achievement of such Milestone. The parties agree that the Independent Expert’s determination shall be final and determinative. The parties shall share equally the expenses of the Independent Expert’s review.

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(c) BP may terminate the Joint Development Program at any time upon 30 days’ prior written notice to Verenium in the event that Verenium has breached any of its material obligations under this Agreement and does not cure such default prior to the expiration of the 30-day period.

(d) Verenium may terminate the Joint Development Program at any time upon 30 days’ prior written notice to BP in the event that BP has breached any of its material obligations under this Agreement (other than any payment obligation) subject to Section 11.2.3 and does not cure such default prior to the expiration of the 30-day period.

(e) Either Verenium or BP may terminate the Joint Development Program upon 30 days’ prior written notice to the other party and SPE if a Force Majeure Event has prevented performance by the other party of an obligation owing to such first party for more than 120 consecutive days.

11.2.2 Failure to Establish JVCo.

(a) If (1) BP and Verenium have not entered into mutually acceptable agreements establishing the JVCo on or before June 30, 2009 due to the failure of BP to negotiate in good faith, and (2) Verenium has used good faith efforts until that time to reach agreement on establishment of the JVCo, and (3) there has been no Change in Control of Verenium prior to June 30, 2009, then (i) the License Restrictions shall immediately terminate, (ii) subject to the provisions of Section 5.1.1 and 5.1.3, as applicable, licenses and rights to use the SPE Technology Package granted to Verenium Project Companies or to use all or any portion of the Program Technology granted to Verenium or Verenium Project Companies at any time shall be fully paid and payment-free for the first three Plants. In the event that Verenium and a Third Party, by virtue of the operation of this section, thereafter enter into a joint development agreement that is likely to be materially competitive with the Joint Development Program (whether in the same geographic market or otherwise), the Program Technology and/or the SPE Technology Package, then BP may terminate the Joint Development Program upon 30 days’ prior written notice to Verenium.

(b) If BP and Verenium have not entered into mutually acceptable agreements establishing the JVCo on or before January 31, 2010, then at any time thereafter and prior to the date that BP and Verenium enter into mutually acceptable agreements establishing the JVCo, Verenium may terminate the Joint Development Program upon 30 days’ prior written notice to BP and SPE.

11.2.3 Termination of the Joint Development Program and the Agreement. Verenium may terminate the Joint Development Program and this Agreement at any time upon 15 days’ prior written notice to BP in the event that BP breaches its obligation to make any payment due under Article 6 during the Initial JDP Term, and has not cured such default prior to the expiration of such 15-day period.

11.3 Effect of Termination of the Joint Development Program. Upon termination of the Joint Development Program under Section 11.2.1 or 11.2.2:

11.3.1 Article 2 (excluding Section 2.7) and Section 6.2.1(b)(ii) shall terminate;

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11.3.2 Article 1, Article 3, Article 4, Article 5, Article 6 (excluding Section 6.2.1(b)(ii)), Article 7, Article 8, Article 9, Article 10, Article 11, Article 12 and Article 13 and Section 2.7 of this Agreement shall remain in full force and effect during the Term; and

11.3.3 SPE will continue to operate under the terms of this Agreement and the SPE Agreement.

11.4 Effect of Termination of this Agreement. Upon termination of the Joint Development Program and this Agreement under Section 11.2.3:

11.4.1 This Agreement, including the rights and licenses granted under Article 3, shall terminate, except as expressly provided in Section 11.4.4.

11.4.2 All right, title and interest to the Program Technology shall remain vested in SPE unless otherwise determined pursuant to the SPE Agreement.

11.4.3 Upon request, each party will return to each other party or certify in writing to each other party that it has destroyed all documents and other tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the Confidential Information of such other party, except (a) to the extent that the Confidential Information is also Confidential Information of such party or SPE, (b) to the extent such Confidential Information is being used in connection with a Plant duly licensed by the SPE, and (c) the party shall be entitled to have its legal counsel keep one copy of all such Confidential Information in its files for archival purposes.

11.4.4 Termination of this Agreement will not affect rights and obligations of any party that may have accrued prior to the effective date of termination or any obligation specifically stated to survive termination. Article 1, Article 8, Article 10, Article 12 and Article 13 and Sections 2.7, 3.4, 3.5, 5.5.1, 7.1, 7.2, 7.3, 7.4 (as to Program Technology only), 9.1.10, 9.2.6, 11.4, 11.5 and 11.6 shall survive any termination of this Agreement.

11.5 Exercise of Right to Terminate. The exercise by BP or Verenium of a termination right provided for under this Agreement shall itself not give rise to any claim or to the payment of damages or any other form of compensation or relief to any other party with respect thereto.

11.6 Effect of Exercise of Right to Terminate. Subject to Section 11.5 above, termination of this Agreement shall not preclude any party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

ARTICLE 12

DISPUTE RESOLUTION

12.1 Objective. The parties recognize that disputes as to certain matters may from time to time arise under this Agreement or the SPE Agreement which relate to the rights or obligations of BP, Verenium and/or SPE under this Agreement or the SPE

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Agreement. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement or the SPE Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Article 12 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement (other than a dispute referred to in Section 11.2.1(b), which shall be resolved as set forth therein), if and when a dispute arises under this Agreement.

12.2 Notice of Dispute. If there is an unresolved dispute relating to the terms of this Agreement or the SPE Agreement, or the performance thereof, BP or Verenium may commence the dispute resolution process by giving the other party formal written notice of the dispute, including a description for the dispute in reasonably detail including the facts underlying the dispute, and the provision of the Agreement or the SPE Agreement under which the dispute has arisen.

12.3 Resolution by Senior Executives. If the dispute remains unresolved for 30 days after the dispute notice has been delivered, BP or Verenium may refer such dispute to the President of BP and the Chief Executive Officer of Verenium, who shall meet in person or by telephone within 30 days after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such officers within such 30-day period (as may be extended by mutual written agreement), such dispute shall, except as limited in Section 2.8.5, be resolved in accordance with Section 12.4.

12.4 Arbitration. Any dispute that is not resolved as provided in Section 12.3, except as provided in Section 2.8.5, may be referred to arbitration in accordance with this Section 12.4, by BP or Verenium. Such arbitration shall be conducted in New York, New York, or any other place selected by mutual agreement of BP and Verenium, in accordance with the Commercial Arbitration Rules of the AAA. Such arbitration shall be conducted by a single arbitrator with knowledge of and experience with the alternative energy industry appointed by mutual consent of BP and Verenium or appointed by the AAA if the parties are unable to select an arbitrator within 30 days. The arbitrator shall apply the governing law set forth in Section 13.1 hereof. The arbitrator shall determine what discovery shall be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The decision of the arbitrator shall be final and binding and conclusive on the parties, and the judgment thereon may be entered into any court having jurisdiction over the parties and the subject matter thereof. The costs and expenses of the arbitration, but not the costs and expenses of the parties, will be shared equally by BP and Verenium; provided that if the arbitrator determines that one party prevailed in the proceeding, then the other party will bear the entire cost and expense of the arbitration. If a party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the parties and the arbitrator will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.

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12.5 Decision. The arbitrator shall, within 15 days after the conclusion of the arbitration hearing pursuant to Section 12.4, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be authorized to award compensatory damages, but shall NOT be authorized (a) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (b) to award punitive damages, or (c) to reform, modify or materially change this Agreement or the SPE Agreement; provided, however, that the damage limitations described in clauses (a) and (b) of this sentence will not apply if such damages are statutorily imposed.

12.6 Court Actions. Notwithstanding the foregoing, (a) any party shall be permitted to seek a preliminary injunction or other equitable remedy in the courts to preserve rights, which may otherwise be lost or encumbered in the absence of injunctive relief, or to preserve the status quo, including but not limited to preserve confidentiality of Confidential Information, and (b) any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Rights or other intellectual property rights that are the subject of any Agreement shall be submitted to a court of competent jurisdiction in which such Patent Rights or other intellectual property rights were granted or arose.

ARTICLE 13

GENERAL PROVISIONS

13.1 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York, United States of America, to the exclusion of both its principles and rules on conflicts of laws and the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

13.2 Independent Contractors. The parties shall perform their obligations under this Agreement as independent contractors, and nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship among the parties. None of the parties will have any right, power or authority to assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of any other party.

13.3 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred directly or indirectly by any party without the prior written consent of Verenium (in the case of any assignment or transfer by BP), BP (in the case of any assignment or transfer by Verenium), or BP and Verenium (in the case of any assignment or transfer by SPE), which consent shall not be unreasonably withheld; provided, however, that:

13.3.1 Transfers to Third Parties. (a) Verenium may assign or otherwise transfer its rights and obligations under this Agreement without the other party’s consent in connection with the transfer or sale of all or substantially all of the collective business of Verenium and all of its Affiliates relating to the Field to a Third Party and (b) BP may assign or otherwise transfer its rights and

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obligations under this Agreement without the other party’s consent in connection with the transfer or sale of all or substantially all of BP’s collective business in the Field to a Third Party, in each case, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether by assignment or by operation of law). BP or Verenium can transfer its its rights and obligations in whole but not in part to an Affiliate that is wholly owned directly or indirectly by the ultimate parent company of the transferring party without the other party’s consent, provided that the transferring party shall remain secondarily liable and responsible to the other party to this Agreement for the performance and observance of all such duties and obligations by such Affiliate; and

13.3.2 Transfers to Affiliates. (a) Verenium may assign or otherwise transfer its rights and obligations under this Agreement without the other party’s consent in connection with the transfer or sale of all or substantially all of the collective business of Verenium and all of its Affiliates relating to the Field to a Third Party and (b) BP may assign or otherwise transfer its rights and obligations under this Agreement without the other party’s consent in connection with the transfer or sale of all or substantially all of BP’s collective business in the Field to a Third Party, in each case, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party in such transaction (if other than one of the parties to this Agreement) shall not be included in the intellectual property rights licensed or assigned to SPE under this Agreement. BP or Verenium can transfer its rights and obligations in whole but not in part to an Affiliate that is wholly owned directly or indirectly by the ultimate parent company of the transferring party without the other party’s consent, provided that the transferring party shall remain secondarily liable and responsible to the other party to this Agreement for the performance and observance of all such duties and obligations by such Affiliate.

13.3.3 Transfer to be Accompanied by Transfer of SPE Interest. Neither BP nor Verenium may assign or otherwise transfer this Agreement and its rights and obligations hereunder unless such party shall have also transferred its membership interest in the SPE and its rights and obligations under the SPE Agreement concurrently with the transfer of this Agreement.

This Agreement shall be binding upon successors and permitted assigns of the parties. Any assignment not in accordance with this Section 13.3 will be null and void.

13.4 Entire Agreement; Amendment. This Agreement, together with all exhibits attached hereto which are hereby incorporated by reference, the standstill provision set forth in Section 9 of the Confidentiality Agreement and the Letter (including all exhibits attached thereto), respectively, constitutes and contains the entire understanding and agreement of the parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements between the parties, whether oral or written, regarding the subject matter hereof, including the Confidentiality Agreement (other than the standstill provision set forth in Section 9 therein). No waiver, modification, or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each of the parties.

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13.5 Waiver. A waiver by a party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations, and agreements contained in this Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation, or agreement of any party.

13.6 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable laws and regulations, but, if any provision of this Agreement is held to be prohibited by or invalid under applicable laws and regulations, such provision will be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or of this Agreement. The parties will make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

13.7 Further Assurances. Each party agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

13.8 No Third Party Beneficiaries. This Agreement is neither expressly or impliedly made for the benefit of any party other than the parties except for the Indemnitees as provided in Section 10.1.

13.9 Force Majeure. No party shall be liable to any other party for failure or delay in the performance of any of its obligations under this Agreement (other than any payment obligation) for the time and to the extent such failure or delay is caused by any Force Majeure Event. The party affected by such Force Majeure Event will provide the other parties with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. BP’s obligations to pay will be suspended during the pendency of any such Force Majeure Event of Verenium, and the Initial JDP Term, or the JDP Term, as applicable, will be automatically extended for the time such Force Majeure Event was effective.

13.10 Notices. Any notice to be given under this Agreement shall be in writing and shall be considered to be given and received in all respects when hand delivered, upon written confirmation of delivery after being sent by prepaid express or courier delivery service, upon confirmation of receipt when sent by facsimile transmission or three days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

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If to Verenium:	If to BP:
Verenium Biofuels Corporation 55 Cambridge Parkway Cambridge, MA 02142 Attention: Chief Legal Officer and Chief Financial Officer Fax: (617) 674-5353	BP Biofuels North America LLC Attention: Director of Business Development 28100 Torch Parkway Warrenville, IL 60555 Fax: (630) 836-5855

If to SPE:
Galaxy Biofuels LLC 28100 Torch Parkway Warrenville, IL 60555
Attention: Representatives/Clay Soares
Fax: (630) 836-5855

13.11 Interpretation.

13.11.1 Captions and Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

13.11.2 Singular and Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders.

13.11.3 Articles, Sections and Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

13.11.4 Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

13.11.5 Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against any party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

13.11.6 English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

13.12 Counterparts. This Agreement may be executed simultaneously in counterparts, including by transmission of facsimile or PDF copies of signature pages to the parties or their representative legal counsel, any one of which need not contain the signature of more than one party but both such counterparts taken together will constitute one and the same agreement.

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13.13 Conflict Provision. In the event that any provision of this Agreement conflicts with any provision of the SPE Agreement, the JDP Plan or any other agreement among the parties, the provision of this Agreement shall prevail.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Joint Development and License Agreement to be executed by their respective duly authorized officers, effective as of August 1, 2008.

Verenium Biofuels Corporation		BP Biofuels North America LLC

By:	/s/ John A. McCarthy	By:	/s/ Susan Ellerbusch
Name:	John A. McCarthy	Name:	Susan Ellerbusch
Title:	Executive Vice President	Title:	Authorized Signatory

Galaxy Biofuels LLC

Verenium Biofuels Corporation, its member

By:	/s/ John A. McCarthy
Name:	John A. McCarthy
Title:	Executive Vice President

BP Biofuels North America LLC, its member

By:	/s/ Susan Ellerbusch
Name:	Susan Ellerbusch
Title:	Authorized Signatory

SIGNATURE PAGE TO JOINT DEVELOPMENT AND LICENSE AGREEMENT

Attachments
Exhibit A	Definitions

THE FOLLOWING SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.

Schedule A

Verenium Corporation will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request, provided however that Verenium Corporation may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished.

-i-